Exhibit 99.1

Chaparral Steel Company Reports Record Earnings and Shipments for the
Fourth Quarter and Fiscal Year Ended May 31, 2006

MIDLOTHIAN, Texas, July 12 /PRNewswire-FirstCall/ -- Chaparral Steel Company (Nasdaq: CHAP) today reported record net income of $56.1 million, or $2.33 per diluted share, for the 2006 fourth quarter and $157.1 million, or $6.64 per diluted share, for the 2006 fiscal year. By comparison, Chaparral reported net income of $14.7 million, or $0.65 per diluted share, in the 2005 fourth quarter and $78.1 million or $3.43 per diluted share, for the 2005 fiscal year.

“It was a great year,” stated Tommy A. Valenta, President and Chief Executive Officer. “These results are due to a combination of factors including, strong domestic and international demand, improvements in the non- residential construction market, consolidation in the steel industry, favorable exchange rates and most important a group of employees that focuses every day on doing things right. Based on those factors, we are optimistic about this coming year.”

Record operating profit of $94.7 million for the 2006 fourth quarter exceeded the previous record set in the third quarter of 2006 by 15% and was approximately 180% greater than the 2005 fourth quarter. For the 2006 fiscal year, operating profit was a record $271.4 million and exceeded our previous best year, set in 2005, by 62%.

Shipping records were established for both the quarter and fiscal year. Fourth quarter shipments of 607,000 tons increased over 18% compared to the prior year’s fourth quarter and were up almost 6% from last quarter. For the 2006 fiscal year, shipments of 2.3 million tons were 30% greater than the prior year.

Average selling prices of $610 per ton for the quarter increased $10 from last quarter and $40 from the 2005 fourth quarter. For the year, average selling prices of $576 per ton were slightly better than $574 per ton for the 2005 fiscal year. Average metal margins of $422 per ton for the quarter were in-line with the prior quarter and were $30 per ton higher than the fourth quarter of fiscal 2005.

Energy expense for the quarter was down 16% compared to last quarter and down 2% compared to the fourth quarter 2005 as a result of a decrease in natural gas prices. However, for the year, energy expense was 23% greater than fiscal year 2005 as a result of higher natural gas prices.

Chaparral ended its fourth quarter with $206.6 million of cash, cash equivalents and short-term investments.

Based on solid market fundamentals we are optimistic for the first quarter and the year. The positive factors that have been influencing our results appear to be sustainable and allow for the continuation of strong results. Factors that could negatively impact performance include the possibility of increased energy costs, foreign currency valuations, and the dampening effect of inflationary pressure on both the domestic and global economies. For the first quarter 2007, we expect net income to be in the range of $50 million. Compared to the fourth quarter, shipments will be down slightly due to lower inventory levels, production will be down slightly due to a shutdown at our Virginia facility, and energy costs for the summer quarter will be seasonally higher. However this will be the second or third best quarter in our Company’s history. Power costs have been fixed through October thereby eliminating voluntary outages due to high prices. Our products remain competitively priced to imports and we expect that any increases in scrap will be offset by an increase in the raw material surcharge.

Chaparral’s Fourth Quarter Earnings Teleconference will be held tomorrow, July 13, 2006 at 10:00 a.m. Central Time. A real-time webcast of the conference is available by logging on to Chaparral’s website at http://www.chapusa.com .

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on Chaparral’s business, construction activity in Chaparral’s markets, changes in costs of raw materials, fuel and energy, the impact of environmental laws, unexpected equipment failures, the effect of foreign currencies valuations and other regulations as more fully described in Chaparral’s Annual Report on SEC Form 10-K.

Chaparral Steel Company, headquartered in Midlothian, Texas, is the second largest producer of structural steel beams in North America. Chaparral is also a significant supplier of steel bar products. In addition, Chaparral is a leading North American recycling company. Additional information may be found at http://www.chapusa.com .

For further information contact Cary D. Baetz at 972-779-1032 or Terresa Van Horn at 972-779-1033.

CHAPARRAL STEEL COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share)
(Unaudited)

	Year Ended May 31,

	2006	2005	2004

Net sales	$1,466,729	$1,116,376	$905,324
Costs and expenses (income):
Cost of products sold	1,161,173	925,766	842,228
Selling, general and administrative	46,652	28,730	30,173
Interest	32,015	47,275	49,597
Other income, net	(12,457)	(5,605)	(7,677)

	1,227,383	996,166	914,321

Income (loss) before income taxes and accounting change	239,346	120,210	(8,997)
Income taxes (benefit)	82,210	42,090	(3,199)

Income (loss) before accounting change	157,136	78,120	(5,798)
Cumulative effect of accounting change - net of income taxes	—	—	480

Net income (loss)	$157,136	$78,120	$(5,318)

Basic earnings (loss) per share:
Income (loss) before accounting change	$6.87	$3.43	$(.25)
Cumulative effect of accounting change	—	—	.02

Net income (loss)	$6.87	$3.43	$(.23)

Diluted earnings (loss) per share:
Income (loss) before accounting change	$6.64	$3.43	$(.25)
Cumulative effect of accounting change	—	—	.02

Net income (loss)	$6.64	$3.43	$(.23)

Average shares outstanding:
Basic	22,878	22,804	22,804

Diluted	23,673	22,804	22,804

CHAPARRAL STEEL COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING INFORMATION
(Unaudited)

	Three months ended			Twelve months ended

	May 31,		February 28,	May 31,

	2006	2005	2006	2006	2005

Net Sales (in 000’s)	405,545	317,357	374,649	1,466,729	1,116,376
Operating Profit (in 000’s)	94,745	33,850	82,052	271,361	167,485
Shipments (000’s)
Structural Mills	505	412	469	1,916	1,425
Bar Mill	102	100	104	415	370

Total	607	512	573	2,331	1,795

Price($/Ton excluding delivery fees)
Structural Mills	$614	$549	$605	$576	$554
Bar Mill	593	658	577	578	647

Combined	$610	$570	$600	$576	$574

CHAPARRAL STEEL COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	May 31,

	2006	2005

Assets
Current assets:
Cash and cash equivalents	$42,583	$9,287
Short-term investments	164,000	—
Accounts receivable - net	159,721	127,383
Inventories	159,803	246,223
Receivable from TXI	—	40,734
Prepaid expenses	7,465	11,097

Total current assets	533,572	434,724

Other assets:
Goodwill	85,166	85,166
Investments and deferred charges	16,807	5,099

	101,973	90,265

Property, plant and equipment:
Land and land improvements	96,926	93,937
Buildings	55,570	54,954
Machinery and equipment	1,032,697	1,025,475
Construction in process	28,867	28,074

	1,214,060	1,202,440
Less depreciation	620,083	575,187

	593,977	627,253

	$1,229,522	$1,152,242

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$49,979	$88,980
Accrued wages, taxes and other liabilities	55,392	20,933

Total current liabilities	105,371	109,913

Deferred income taxes and other credits	155,645	147,563
Long-term debt	300,000	—
Long-term payable to Texas Industries, Inc.	—	543,246
Stockholders’ equity:
Common stock, $0.01 par value	231	228
Additional paid-in capital	707,804	206,818
Retained earnings (deficit)	(39,529)	144,474

	668,506	351,520

	$1,229,522	$1,152,242

CHAPARRAL STEEL COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended May 31,

	2006	2005	2004

Operating activities:
Net income (loss)	$157,136	$78,120	$(5,318)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Cumulative effect of accounting change	—	—	(480)
Depreciation	50,116	48,881	49,599
Deferred income taxes	741	33,572	13,865
Other - net	4,595	3,397	345
Changes in operating assets and liabilities
Accounts receivable	(32,338)	(24,211)	(101,187)
Inventories	86,419	(69,063)	2,766
Prepaid expenses	3,915	(4,290)	8,138
Accounts payable	(39,001)	33,920	1,252
Accrued wages, taxes and other	35,912	3,548	4,108
Other credits	5,943	40	1,352
Receivable from or payable to TXI	(10,286)	(76,227)	44,875

Net cash provided by operating activities	263,152	27,687	19,315

Investing activities:
Capital expenditures	(16,424)	(26,581)	(13,875)
Purchases of short-term investments	(3,162,385)	—	—
Sales of short-term investments	2,998,385	—	—
Other - net	(914)	(395)	(193)

Net cash used by investing activities	(181,338)	(26,976)	(14,068)

Financing activities:
Long-term debt	350,000	—	—
Debt retirements	(50,000)	—	—
Debt issuance costs	(9,500)	—	—
Dividend to Texas Industries, Inc.	(341,139)	—	—
Issuance of common stock	2,121	1	—

Net cash provided (used) by financing activities	(48,518)	1	—

Increase in cash and cash equivalents	33,296	712	5,247
Cash and cash equivalents at beginning of period	9,287	8,575	3,328

Cash and cash equivalents at end of period	$42,583	$9,287	$8,575

SOURCE  Chaparral Steel Company
           -0-                                                       07/12/2006
           /CONTACT:  Cary D. Baetz, +1-972-779-1032, or Terresa Van Horn, +1-972-779-1033, both of Chaparral Steel Company/
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           /Web site:  http://www.chapusa.com /
           (CHAP)